U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                        Commission File Number 000-23075

                     PELICAN PROPERTIES INTERNATIONAL CORP.

                           NOTIFICATION OF LATE FILING

                                  (Check One):


[ ]      Form 10-K and Form 10-KSB        [ ] Form 20-F           [ ] Form 11-K
[X]      Form 10-Q and Form 10-QSB        [ ] Form N-SAR

For Period Ended:  September 30, 2001

Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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Part I - Registrant Information

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Full Name of Registrant:     Pelican Properties International Corp.
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Former Name if Applicable:

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Address of Principal Executive Office (Street Number): 2 Fenwick Road, Suite 100
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City, State and Zip Code:     Fort Monroe, Virginia 23651
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Part II - Rule 12b-25(b) and (c)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[ X ]    (a)      The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[ X ]    (b)      The subject annual report semi-annual report, transition
                  report on Form 10-K, 10-KSB, Form 20-F, 11-K or Form N-SAR or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[   ]    (c)      The accountant's statement or other exhibit required by Rule
                  12b-25(c) has been attached if applicable.


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Part III- Narrative

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State below in reasonable detail the reasons why the Form 10-K and Form 10-KSB, 11-K, 20-F, Form 10-Q and Form 10-QSB, N-SAR or transition report or portion thereof could not be filed within the prescribed time period.

The Company's Quarterly Report on Form 10-QSB for the three month period ended September 30, 2001 cannot be filed within the prescribed time period because the Company is experiencing delays in the collection and processing of financial and other information due to, among other things, its recent change in certifying accountant, and the clarification of certain other information required to be included in the Quarterly Report on Form 10-QSB. The Form 10-QSB will be filed as soon as reasonably practicable and in no event later than the fifth calendar day following the prescribed due date.

Part IV- Other Information


(1) Name and telephone number of person to contact in regard to this notification:

                  Pam Butler           (757)                      224-5201
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                  (Name)            (Area Code)               (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months or for such shorter period that the registrant was required to file such report (s) been filed? If the answer is no, identify report (s):

                                              [X]    Yes          [ ]   No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                              [ ]    Yes          [X]   No


         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                     Pelican Properties International, Inc.
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                  (Name of Registrant as specified in charter)


Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date:   November 14, 2001                 By: /s/ Nathan A. Roesing
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                                              Name:   Nathan A. Roesing
                                              Title:  Chief Operating Officer